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                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549

                                     FORM 12b-25

                                                  Commission File Number 0-4169

                             NOTIFICATION OF LATE FILING

     (Check One):    X   Form 10-K      Form 11-K       Form 20-F      Form 10-Q
                   -----           -----           -----          -----
     Form N-SAR
     For Period Ended:     June 30, 1998
                          ---------------
     Transition Report on Form 10-K              Transition Report on Form 10-Q
     Transition Report on Form 20-F              Transition Report on Form N-SAR
     Transition Report on Form 11-K
     For the Transition Period Ended:

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
     If the notification relates to a portion of the filing checked above, identify the item (s) to which the notification relates:



                                        PART I
                                REGISTRANT INFORMATION
Full name of registrant      SYS
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Former name if applicable
   Systems Associates Inc. of California
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Address of principal executive office
   9620 Chesapeake Drive, Suite 201
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City, state and zip code    San Diego, California 92123
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                                       PART II
                               RULE 12B-25 (b) AND (c)
     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25 (b), the following should be completed. (Check box if appropriate.)

          (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
          (b)  The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before
  X            the 15th calendar day following the prescribed due date; or the
-----          subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
          (c)  The accountant's statement or other exhibit required by Rule
               12b-25 (c) has been attached if applicable.

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                                       PART III
                                       NARRATIVE

     State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

Pending completion of our audit by our auditor, J. H. Cohn LLP, our 10-KSB can not be filed by the required date, September 28, 1998. We fully anticipate having the audit complete and our 10-KSB filed within the extension allowed with this 12b-25 filing.

                                       PART IV
                                  OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification

   Michael W. Fink                           (619) 715-5500 ext.302
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        (Name)                           (Area Code)    (Telephone Number)

     (2)  Have all other periodic reports required under Section 13 or 15 (d)
of the Securities Exchange Act of 1934 or Section 30 of the Investment
Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report (s) been filed? If the answer is no, identify report (s).
                                                             X   Yes        No
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     (3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                 Yes    X   No
                                                           -----      -----

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                         SYS
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                     (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date   September 24, 1998     By  /s/ Lawrence L. Kavanau
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                                  Lawrence L. Kavanau

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